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                       INTEGRATED CIRCUIT SYSTEMS, INC.


                                   Corporate Headquarters
                                   2435 Boulevard of the Generals
                                   P.O. Box 968
                                   Valley Forge, PA 19482-0968
                                   Phone: 610-630-5300
                                   Fax: 610-630-5399
                                   Web Site: http://www.icst.com




FOR IMMEDIATE RELEASE



             INTEGRATED CIRCUIT SYSTEMS AGREES TO BE ACQUIRED FOR
                           $21.25 PER SHARE IN CASH


VALLEY FORGE, PA - January 20, 1999 - Integrated Circuit Systems, Inc. (Nasdaq:
ICST) today announced that it has entered into a definitive agreement under which an investor group comprised of its senior management together with affiliates of Bain Capital Inc. and Bear, Stearns & Co. Inc. will acquire all of the outstanding shares of ICS at a cash price of $21.25 per share.

The transaction was unanimously approved yesterday by Integrated Circuit Systems' Board of Directors, acting upon the recommendation of a Special Committee of the Board comprised of two independent Directors who are not part of the investor group. In reaching its decision, the Special Committee was advised by its financial advisor, Pennsylvania Merchant Group, which rendered a written opinion that the $21.25 acquisition price is fair to the unaffiliated holders of common stock of Integrated Circuit Systems from a financial point of view.

It is expected that the proposed acquisition will be voted on by ICS' shareholders at a Special Meeting of Shareholders to be held in the Company's fiscal fourth quarter. In addition, completion of the merger is subject to the receipt of funding by the investor group under existing financing commitments and is subject to other customary conditions, including the receipt of certain regulatory approvals.


                                    -more-

The Company also announced that it has entered into a definitive agreement to sell intellectual property and engineering hardware and software related to its data communications business to 3Com Corporation for approximately $16 million in cash. The assets sold include customer-owned tooling (COT) technology, patents, design databases and software programs. The transaction is subject to the satisfaction of customary conditions and is expected to close by the end of February 1999. Under the agreement, Integrated Circuit Systems will have certain licensing and technical support rights, and will continue to sell and support its existing and prospective fast ethernet transceiver product family to current and new customers.

Rudolf Gassner, ICS' Chairman of the Board, who is not a member of the investor group, said, "After careful review, and with the assistance of our financial advisor, the Board of Directors has concluded that these transactions are in the best interests of ICS' shareholders."

Integrated Circuit Systems Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, Pennsylvania with a major facility in San Jose, California.

Bain Capital Inc., based in Boston, is a leading private equity firm which manages in excess of $4 billion and has made numerous investments in technology related companies.

                                     # # #

Contact:

Dan Katcher/Brian Faw
Abernathy MacGregor Frank
212-371-5999

                            LETTER TO SHAREHOLDERS

January 20, 1999



Dear Fellow Shareholder:

I am pleased to advise you that Integrated Circuit Systems has entered into a definitive agreement under which an investor group comprised of its senior management together with affiliates of Bain Capital Inc. and Bear, Stearns & Co. Inc. will acquire all of the outstanding shares of ICS at a cash price of $21.25 per share.

The transaction was unanimously approved yesterday by your Board of Directors, acting upon the recommendation of a Special Committee of the Board comprised of two independent, unaffiliated Directors. In reaching its decision, the Special Committee was advised by its financial advisor, Pennsylvania Merchant Group, which rendered a written opinion that the $21.25 acquisition price is fair to the unaffiliated holders of common stock from a financial point of view.

It is expected that the proposed acquisition will be voted on by shareholders at a Special Meeting of Shareholders to be held in our fiscal fourth quarter. In addition, completion of the merger is subject to the receipt of funding by the investor group under existing financing commitments and is subject to other customary conditions, including the receipt of certain regulatory approvals.

Separately, ICS has entered into a definitive agreement to sell intellectual property and engineering hardware and software related to its data communications business to 3Com Corporation for approximately $16 million in cash. The assets sold include patents, design databases and software programs. The transaction is subject to the satisfaction of customary conditions and is expected to close by the end of February 1999. Under the agreement, ICS will have certain licensing and technical support rights, and will continue to sell and support its existing and prospective fast ethernet transceiver product family to current and new customers.

I and the rest of your Board believe that these transactions are in the best interests of all of our shareholders. Please show your support by voting for management at the upcoming Annual Meeting. Please SIGN, DATE AND RETURN the enclosed WHITE proxy card in the postage paid envelope provided today. Even if you have already returned a blue proxy card, you have every right to change your mind and return a WHITE proxy card in support of your Directors. Remember, only your latest dated, executed proxy card counts.

Very truly yours,

/s/Rudolf Gassner

Rudolf Gassner
Chairman of the Board

[Text for letter to shareholders]

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO
     EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE FOR YOUR CURRENT
                                  MANAGEMENT.

 IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY
                                   SOLICITOR:

                           INNISFREE M&A INCORPORATED

                         TOLL FREE  --  1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

[Alternate text for datagrams sent to shareholders]

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                    PROXYGRAM TELEPHONE VOTING INSTRUCTIONS

  Call toll-free 1-800-437-7699 between 8:00 am and Midnight Eastern time.

  Tell the operator that you wish to send a collect Proxygram to ID No. ______, Integrated Circuit Systems, Inc.

  State your name, address and telephone number.

  State the bank or broker at which your shares are held and your control number as shown below:
                  Name:
                  Broker:
                  Control number:
                  Number of shares:

Give the operator your voting preferences, using the proxy text below.

[Text of Management's Proxy Card previously filed with the SEC]